BW Asset Management Ltd.

January 18, 2024

By email only

Dear Shareholder,

Re: Wildermuth Fund (the “Fund”)

We refer to our letter dated 11 November 2023 providing an update regarding the termination of the Investment Advisory Agreement between the Fund and Wildermuth Advisory LLC, and the appointment of BW Asset Management Ltd. (“BWAM”), a subsidiary of Kroll, as interim Investment Advisor. We write to provide you with a further update in respect of the Fund.

We recognise that it is important that we share as much information with Shareholders as possible. Below you will find additional detail and we encourage you to consult the Fund website (www.wildermuthfund.com) on a regular basis.

Background

The Fund is structured as a Delaware Trust. Shareholders invested into the Fund and with the money invested by Shareholders, the Fund acquired various assets (“Investments”) selected and recommended by Wildermuth Advisory LLC (“Former Advisor”). The Former Advisor was responsible for managing the Investments and the Shareholders’ money. However, due to its own financial difficulties, the Former Advisor could not continue employing the staff necessary to provide investment advice to the Fund and resigned from its role as investment adviser to the Fund on 1 November 2023.

It is imperative that the Fund engages a registered investment adviser to continue managing and divesting the Fund’s assets to facilitate distributions to Shareholders. Accordingly, on 1 November 2023, the Board of Trustees of the Fund (“Board”) terminated the Investment Advisory Agreement between the Fund and the Former Adviser and resolved for the Fund to enter into an Interim Investment Advisory agreement for BWAM to serve as the interim Investment Advisor to the Fund.

Other than a Kroll group company providing valuation services and a lengthy due diligence process to confirm the appropriateness of BWAM’s appointment, BWAM has had no prior involvement or connection with the Fund or the Former Advisor. The Board determined that given BWAM and Kroll’s significant experience in, amongst other things, replacement investment advisor services, winding down funds and its large strategic network, the appointment would provide the Fund with access to a potentially wider universe of buyers for the Fund’s assets, and maximise returns for Shareholders.

BWAM is now acting as the interim Investment Advisor to the Fund and will be formally appointed to act as Investment Advisor on a permanent basis subject to Shareholder approval. The Fund continues to operate as a going concern under the interim management of BWAM.

BW Asset Management Ltd.

BWAM’s and its Role

BWAM is an investment adviser registered with the U.S Securities and Exchange Commission and is organised as a Cayman Islands corporation. As a subsidiary of Kroll, a global leader in services related to funds and asset management, corporate restructuring, corporate governance, dispute resolution, valuation, and risk management, BWAM is well- positioned to leverage its extensive reach and experience to optimise returns for Shareholders.

Previously, the Fund offered periodic redemptions to the Shareholders which were funded from cash and the sale of liquid assets. However, as the composition of the Fund’s portfolio changed and the Fund become more illiquid, the Fund could no longer offer periodic repurchases. Accordingly, the Board approved a plan of liquidation for the Fund (“Liquidation Plan”) and the Fund froze redemptions effective from 29 June 2023. As a result, Shareholders are currently unable to redeem from the Fund.

Due to the Liquidation Plan, the Fund has deviated from its stated policies and is no longer actively pursuing its previous investment objective. BWAM’s role as interim Investment Advisor is to enact the Liquidation Plan, which focuses mainly on divesting and realising the Fund’s assets and making distributions to Shareholders.

The purpose of the Liquidation Plan is to ensure that the investments of the Fund can be sold in an orderly manner and so that distributions can also be made to Shareholders in an orderly manner once the investments have been sold.

Investments

As of 1 January 2024, the Fund holds 14 Private Equity (“PE”) investments and 18 Limited Partnership (“LP”) investments. The LP investments are moderately liquid and BWAM are exploring sales of these investments on the secondary market, which may take up to 12 months.

BW Asset Management Ltd.

Most of the PE investments are minority equity positions in early-stage companies with limited sale rights or options. Selling these investments is more challenging and involves (amongst other things) working with the portfolio companies to understand and prepare for an exit process that will maximize the value for Shareholders (often through a sale of the portfolio company with the cooperation of its shareholders). This process may take several years for certain Investments.

BWAM’s role involves realising the investments of the Fund at the right time to maximise the benefit for the Shareholders. This involves striking a balance between timely divestment of the Investments, whilst ensuring assets are not realized at undervalue / in a fire sale scenario (where that can be avoided).

Although repurchases are currently frozen, periodic distributions will be made to Shareholders as sufficient funds become available in the Fund. Please note, not all Investments need to be realised in order to make a distribution and Shareholders can expect to receive pro-rata distributions as the Liquidation Plan progresses.

Proxy Process

The Fund is an investment company registered under the Investment Company Act of 1940 (“Act”), which requires that a new investment advisory agreement be approved by a “majority of the Fund’s outstanding voting securities” (as defined by the Act). These provisions are designed to ensure that shareholders can participate in the decision as to which investment adviser manages their fund. It is for this reason that BWAM is currently only acting as the interim Investment Advisor, as Shareholder approval is still required.

If not already received, you will shortly receive further communication in relation to this process, setting out the full terms of the proposed new Investment Advisory Agreement, the reasons for it, possible implications of not approving the new agreement, as well as details on how to cast their votes in the Proxy process.

You will also be provided with full details of communication channels, where further information in respect of the process can be found as well as ways to raise any questions you may have. A special meeting of Shareholders will also be convened, full details of which have been provided to Shareholders in the proxy materials.

It is imperative that you, as a Shareholder cast your vote.

BW Asset Management Ltd.

Further Updates

In order to provide as much information as possible, BWAM will make timely updates through the Wildermuth Fund website at the following web address www.wildermuthfund.com.

Feel free to visit the website to retrieve the latest information including a recent investor presentation detailing exit strategies, timelines, and further background to the recent changes in the parties to the Fund.

In addition to the recently uploaded website documentation, BWAM will be hosting a Townhall open to all advisors, brokers, representatives and Shareholders dated 25 January 2024, 12pm ET, to provide a more detailed update on the current status of the Fund. We would encourage all stakeholders to join this meeting, please see the meeting details below:

Date: 25 January 2024
Time: 12PM Eastern Time
Platform: Microsoft Teams
Meeting Hyperlink: Click here to join the meeting
Meeting ID: 258 987 426 292
Pass Code: 6b5VTF

Or audio call in: +1 413-206-7329
Phone Conference ID: 911 702 497#

We thank you for your continued support and patience throughout this process. Should there be any queries you or your clients may have, we can be contacted through the dedicated Shareholder email address at dl.wildermuthinvestors@kroll.com or through the contact us section of the Wildermuth Fund website located at https://wildermuthfund.com/contact-us/.

Yours Faithfully,

Mitchell Mansfield
Portfolio Manager
Wildermuth Fund